Exhibit 99.1

                                                          FORM OF EMPLOYEE EMAIL

From: Tony Cuti
Subject: Announcement of Voluntary Stock Option Exchange Program

Duane Reade employees:

Many of Duane Reade's outstanding stock options have exercise prices that are significantly higher than the current market price of Duane Reade's common stock. Duane Reade understands that, for its option program to provide the intended retention and performance incentives for its employees, employees must feel that Duane Reade's options provide them with an opportunity to realize value within a reasonable period of time.

Accordingly, Duane Reade is pleased to announce today that it plans to offer a voluntary stock option exchange program for eligible employees. Duane Reade's Board of Directors has approved this plan because it believes that Duane Reade's growth has not been reflected in its recent stock performance. Duane Reade expects to deliver program documentation to eligible employees later this week.

Duane Reade is offering each eligible employee the opportunity to exchange all of his or her currently outstanding options to purchase shares of Duane Reade's common stock granted under Duane Reade's 1992 Stock Option Plan and 1997 Equity Participation Plan with an exercise price equal to or in excess of $16 per share, other than certain options granted on May 7, 1999 pursuant to Duane Reade's Deferred Compensation Stock Grant Program, for new options that Duane Reade will grant under the 1997 Equity Participation Plan. The offer is an even exchange. Duane Reade will grant a new option to purchase one share of Duane Reade common stock for every eligible option to purchase one share of Duane Reade common stock cancelled in the offer, subject to adjustments for any future stock splits and similar events. The new options will be granted promptly after the date that is six months and one day after the eligible options are cancelled pursuant to the offer (but in no event later than 30 days after such date).

An eligible employee is an employee of Duane Reade who is actively employed or on an authorized leave of absence on each of the date the offer commences and the date the offer expires. Please note that if you elect to accept the offer and, after the expiration of the offer, your employment terminates for any reason including, without limitation, a reduction in force, your voluntary resignation, your termination with or without cause or your death or permanent disability prior to the grant of new options, you will not receive any new options, and you will have lost all your rights with respect to the eligible options you tendered in the offer. In addition, non-employee members of Duane Reade's Board of Directors and any consultants who hold options are not eligible to participate in the offer.

The new options will be granted under Duane Reade's 1997 Equity Participation Plan and will have substantially the same terms and conditions as the eligible options for which they are exchanged, except for the following: (i) the exercise price of the new options will be equal to the average closing price of Duane Reade's common stock as reported on the New York Stock



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Exchange for the five-day trading period ending immediately prior to the date of grant, which will occur promptly after the date that is six months and one day after the eligible options are cancelled pursuant to the offer (but in no event later than 30 days after such date); (ii) the new options will vest in three equal annual installments beginning on the first anniversary of the date of grant, with all new options becoming fully vested on the third anniversary of the date of grant; (iii) the term of the new options will generally be ten years from the date of grant, subject to earlier expiration upon termination of employment or certain corporate transactions; and (iv) upon retirement, the new options will continue to vest in accordance with the new vesting schedule and remain exercisable through the remainder of their ten-year term. All eligible options are, and all new options will be, non-statutory, or non-qualified, stock options, and not incentive stock options.

Upon commencement of the offer, Duane Reade expects to file a Tender Offer Statement on Schedule TO (the "Schedule TO") with the Securities and Exchange Commission (the "SEC") and to provide you with an Offer to Exchange and Acceptance Letter containing information about the offer. You are urged to read the Schedule TO, the Offer to Exchange, and the Acceptance Letter carefully and in their entirety when they become available. The Schedule TO, the Offer to Exchange and the Acceptance Letter will contain important information about Duane Reade, the offer and related matters. After the Schedule TO and exhibits are filed, you will be able to obtain free copies of these documents on the internet through the website maintained by the SEC at www.sec.gov. Any questions or requests for assistance or copies of the Schedule TO, the Offer to Exchange and the Acceptance Letter, once they become available, may be directed to: Duane Reade Inc. Human Resources Department, Attention: Jim Rizzo, Telephone number:
(212) 273-5748, Facsimile number: (212) 494-8205, e-mail: rizzoj@duanereade.com.

Participation in the offer is voluntary. If you do not participate in the offer, you will retain your existing options to purchase Duane Reade common stock, without change to the exercise price or other current terms. You must make your own decision whether to elect to exchange your eligible options. Duane Reade understands that this will be an important decision for you. The decision to participate must be your personal decision, and will depend largely on the specific terms of your existing options and on your assessment of many risk factors which will be described in detail in the Offer to Exchange. Duane Reade has not authorized any person to make any recommendation or representation on its behalf as to whether you should accept or reject the offer. You should rely only on the information contained in the Schedule TO, the Offer to Exchange and the Acceptance Letter, once they become available, or in documents to which Duane Reade has referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Duane Reade. You are urged to evaluate carefully all of the information in the offer documents and to consult your own legal, investment and tax advisors.

By offering to exchange outstanding options for new options that will have an exercise price determined by the average closing price of Duane Reade's common stock as reported on the New York Stock Exchange for the five-day trading period ending immediately prior to the grant date, Duane Reade intends to provide its employees with the benefit of holding options that over


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time may have a greater potential to increase in value, and thereby create better incentives for employees to remain with Duane Reade and contribute to the attainment of Duane Reade's business and financial objectives and the creation of value for all of Duane Reade's shareholders.
__________________________________________________________________


DUANE READE HAS NOT COMMENCED THE EXCHANGE OFFER TO WHICH THIS COMMUNICATION PERTAINS. HOLDERS OF DUANE READE OPTIONS ARE STRONGLY ADVISED TO READ THE SCHEDULE TO, THE OFFER TO EXCHANGE AND THE ACCEPTANCE LETTER REFERRED TO IN THIS MESSAGE AND OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF DUANE READE OPTIONS MAY OBTAIN COPIES OF THESE DOCUMENTS FOR FREE, WHEN AVAILABLE, AT THE SECURITIES AND EXCHANGE COMMISSION WEBSITE LOCATED AT WWW.SEC.GOV OR FROM DUANE READE HUMAN RESOURCES DEPARTMENT,
ATTENTION: JIM RIZZO, TELEPHONE NUMBER: (212) 273-5748, FACSIMILE NUMBER: (212) 494-8205, E-MAIL: RIZZOJ@DUANEREADE.COM.

CERTAIN INFORMATION INCLUDED IN THIS COMMUNICATION IS FORWARD-LOOKING AND IS SUBJECT TO IMPORTANT RISKS AND UNCERTAINTIES. THE RESULTS OR EVENTS PREDICTED IN THESE STATEMENTS ARE ONLY PREDICTIONS AND MAY DIFFER MATERIALLY FROM ACTUAL RESULTS OR EVENTS. FOR A DISCUSSION OF IMPORTANT FACTORS, INCLUDING GENERAL ECONOMIC CONDITIONS IN THE UNITED STATES AND IN THE NEW YORK CITY METROPOLITAN AREA; GENERAL POLITICAL CONDITIONS INCLUDING WAR OR THREAT OF WAR; THE CONTINUED IMPACT OF, OR NEW OCCURRENCES OF, TERRORIST ATTACKS IN THE NEW YORK CITY METROPOLITAN AREA; MARKET VALUATIONS FOR THE RETAIL DRUGSTORE INDUSTRY; DUANE READE'S FUTURE PERFORMANCE; CERTAIN BUSINESS COMBINATION ACTIVITIES SUCH AS MERGERS AND ACQUISITIONS AND OTHER FACTORS, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS, REFER TO DUANE READE'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. DUANE READE DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.



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